                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                (AMENDMENT NO. 6)

                    Under the Securities Exchange Act of 1934

                                   SYLVAN INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    871371100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                    Wynnefield Partners Small Cap Value, L.P.
                               450 Seventh Avenue
                            New York, New York 10123
                           Attention: Mr. Nelson Obus
                                 (212) 760-0134
--------------------------------------------------------------------------------
       (Name, Address and Telephone Number of Person Authorized to Receive
                          Notices and Communications)

                                   Copies to:

                            Jeffrey S. Tullman, Esq.
                                 Kane Kessler PC
                                 1350 6th Avenue
                            New York, New York 10019
                                 (212) 541-6222

                              Steven Wolosky, Esq.
                 Olshan Grundman Frome Rosenzweig & Wolosky LLP
                                 505 Park Avenue
                            New York, New York 10022
                                 (212) 753-7200

                                 April 30, 2003
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box / /.

                                                         SCHEDULE 13D

----------------------------------------                                       -------------------------------------
CUSIP NO. 871371100                                                            Page     2    of   12    Pages
                                                                                    --------   --------
----------------------------------------                                       -------------------------------------



-------- -----------------------------------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Wynnefield Partners Small Cap Value, L.P.
-------- -----------------------------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See                                               (a) [x]
         Instructions)                                                                                       (b) [ ]

-------- -----------------------------------------------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

         WC
-------- -----------------------------------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                 [ ]


-------- -----------------------------------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
----------------------- ------ -------------------------------------------------------------------------------------
       NUMBER OF          7    SOLE VOTING POWER
        SHARES
     BENEFICIALLY              382,897
       OWNED BY         ------ -------------------------------------------------------------------------------------
         EACH             8    SHARED VOTING POWER
      REPORTING
        PERSON                 0
         WITH           ------ -------------------------------------------------------------------------------------
                          9    SOLE DISPOSITIVE POWER

                               382,897
                        ------ -------------------------------------------------------------------------------------
                          10   SHARED DISPOSITIVE POWER

                               0
-------- -----------------------------------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         382,897

-------- -----------------------------------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                                                                 [ ]

-------- -----------------------------------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         7.5%

-------- -----------------------------------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON*

         PN
-------- -----------------------------------------------------------------------------------------------------------

                                            *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                                         SCHEDULE 13D

----------------------------------------                                       -------------------------------------
CUSIP NO. 871371100                                                            Page    3    of    12    Pages
                                                                                    --------   --------
----------------------------------------                                       -------------------------------------


-------- -----------------------------------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Wynnefield Small Cap Value Offshore Fund, Ltd.
-------- -----------------------------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See                                               (a) [x]
         Instructions)                                                                                       (b) [ ]

-------- -----------------------------------------------------------------------------------------------------------
   3     SEC USE ONLY


-------- -----------------------------------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

         WC
-------- -----------------------------------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                 [ ]


-------- -----------------------------------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Cayman Islands
----------------------- ------ -------------------------------------------------------------------------------------
       NUMBER OF          7    SOLE VOTING POWER
        SHARES
     BENEFICIALLY              178,686
       OWNED BY         ------ -------------------------------------------------------------------------------------
         EACH             8    SHARED VOTING POWER
      REPORTING
        PERSON                 0
         WITH           ------ -------------------------------------------------------------------------------------
                          9    SOLE DISPOSITIVE POWER

                               178,686
                        ------ -------------------------------------------------------------------------------------
                          10   SHARED DISPOSITIVE POWER

                               0
-------- -----------------------------------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         178,686

-------- -----------------------------------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                  [ ]


-------- -----------------------------------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         3.5%

-------- -----------------------------------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON*

         CO
-------- -----------------------------------------------------------------------------------------------------------

                                         *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                                         SCHEDULE 13D

----------------------------------------                                       -------------------------------------
CUSIP NO. 871371100                                                            Page    4    of    12    Pages
                                                                                    --------   --------
----------------------------------------                                       -------------------------------------

-------- -----------------------------------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Wynnefield Small Cap Value L.P. I
-------- -----------------------------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See                                               (a) [x]
         Instructions)                                                                                       (b) [ ]

-------- -----------------------------------------------------------------------------------------------------------
   3     SEC USE ONLY


-------- -----------------------------------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

         WC
-------- -----------------------------------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                 [ ]


-------- -----------------------------------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
----------------------- ------ -------------------------------------------------------------------------------------
       NUMBER OF          7    SOLE VOTING POWER
        SHARES
     BENEFICIALLY              507,303
       OWNED BY         ------ -------------------------------------------------------------------------------------
         EACH             8    SHARED VOTING POWER
      REPORTING
        PERSON                 0
         WITH           ------ -------------------------------------------------------------------------------------
                          9    SOLE DISPOSITIVE POWER

                               507,303
                        ------ -------------------------------------------------------------------------------------
                          10   SHARED DISPOSITIVE POWER

                               0
-------- -----------------------------------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         507,303

-------- -----------------------------------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                  [ ]


-------- -----------------------------------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         9.9%

-------- -----------------------------------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON*

         PN
-------- -----------------------------------------------------------------------------------------------------------

                                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                         SCHEDULE 13D

----------------------------------------                                       -------------------------------------
CUSIP NO. 871371100                                                            Page    5    of    12    Pages
                                                                                    --------   --------
----------------------------------------                                       -------------------------------------


-------- -----------------------------------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Wynnefield Capital Management, LLC
-------- -----------------------------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See                                               (a) [x]
         Instructions)                                                                                       (b) [ ]

-------- -----------------------------------------------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

         N/A
-------- -----------------------------------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                 [ ]


-------- -----------------------------------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         New York
----------------------- ------ -------------------------------------------------------------------------------------
       NUMBER OF          7    SOLE VOTING POWER
        SHARES
     BENEFICIALLY              890,200
       OWNED BY         ------ -------------------------------------------------------------------------------------
         EACH             8    SHARED VOTING POWER
      REPORTING
        PERSON                 0
         WITH           ------ -------------------------------------------------------------------------------------
                          9    SOLE DISPOSITIVE POWER

                               890,200
                        ------ -------------------------------------------------------------------------------------
                          10   SHARED DISPOSITIVE POWER

                               0
-------- -----------------------------------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         890,200

-------- -----------------------------------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                  [ ]


-------- -----------------------------------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         17.3%

-------- -----------------------------------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON*

         OO
-------- -----------------------------------------------------------------------------------------------------------

                                          *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                                         SCHEDULE 13D

----------------------------------------                                       -------------------------------------
CUSIP NO. 871371100                                                            Page    6    of    12    Pages
                                                                                    --------   --------
----------------------------------------                                       -------------------------------------


-------- -----------------------------------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Wynnefield Capital, Inc.
-------- -----------------------------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See                                                (a)[x]
         Instructions)                                                                                        (b)[ ]

-------- -----------------------------------------------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

         N/A
-------- -----------------------------------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                 [ ]


-------- -----------------------------------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
----------------------- ------ -------------------------------------------------------------------------------------
      NUMBER OF           7    SOLE VOTING POWER
        SHARES
     BENEFICIALLY              178,686
       OWNED BY         ------ -------------------------------------------------------------------------------------
         EACH             8    SHARED VOTING POWER
      REPORTING
        PERSON                 0
         WITH           ------ -------------------------------------------------------------------------------------
                          9    SOLE DISPOSITIVE POWER

                               178,686
                        ------ -------------------------------------------------------------------------------------
                          10   SHARED DISPOSITIVE POWER

                               0
-------- -----------------------------------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         178,686

-------- -----------------------------------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                  [ ]


-------- -----------------------------------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         3.5%

-------- -----------------------------------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON*

         CO
-------- -----------------------------------------------------------------------------------------------------------

                                            *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                                         SCHEDULE 13D

----------------------------------------                                       -------------------------------------
CUSIP NO. 871371100                                                            Page    7    of    12    Pages
                                                                                    --------   --------
----------------------------------------                                       -------------------------------------


-------- -----------------------------------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Nelson Obus
-------- -----------------------------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See                                                (a)[x]
         Instructions)                                                                                        (b)[ ]


-------- -----------------------------------------------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

         N/A
-------- -----------------------------------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                 [ ]


-------- -----------------------------------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION


         United States
----------------------- ------ -------------------------------------------------------------------------------------
       NUMBER OF          7    SOLE VOTING POWER
        SHARES
     BENEFICIALLY              12,000
       OWNED BY         ------ -------------------------------------------------------------------------------------
         EACH             8    SHARED VOTING POWER
      REPORTING
        PERSON                 1,068,886
         WITH           ------ -------------------------------------------------------------------------------------
                          9    SOLE DISPOSITIVE POWER

                               12,000
                        ------ -------------------------------------------------------------------------------------
                          10   SHARED DISPOSITIVE POWER

                               1,068,886
-------- -----------------------------------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,080,886

-------- -----------------------------------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                  [ ]


-------- -----------------------------------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         21.0%

-------- -----------------------------------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON*

         IN
-------- -----------------------------------------------------------------------------------------------------------

                                           *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                         SCHEDULE 13D

----------------------------------------                                       -------------------------------------
CUSIP NO. 871371100                                                            Page    8    of    12    Pages
                                                                                    --------   --------
----------------------------------------                                       -------------------------------------


-------- -----------------------------------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Joshua Landes
-------- -----------------------------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See                                               (a) [x]
         Instructions)                                                                                       (b) [ ]


-------- -----------------------------------------------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

         N/A
-------- -----------------------------------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                 [ ]


-------- -----------------------------------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION


         United States
----------------------- ------ -------------------------------------------------------------------------------------
       NUMBER OF          7    SOLE VOTING POWER
        SHARES
     BENEFICIALLY              0
       OWNED BY         ------ -------------------------------------------------------------------------------------
         EACH             8    SHARED VOTING POWER
      REPORTING
        PERSON                 1,068,886
         WITH           ------ -------------------------------------------------------------------------------------
                          9    SOLE DISPOSITIVE POWER

                               0
                        ------ -------------------------------------------------------------------------------------
                          10   SHARED DISPOSITIVE POWER

                               1,068,886
-------- -----------------------------------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,068,886

-------- -----------------------------------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                  [ ]


-------- -----------------------------------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         20.8%

-------- -----------------------------------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON*

         IN
-------- -----------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                         SCHEDULE 13D

----------------------------------------                                       -------------------------------------
CUSIP NO. 871371100                                                            Page    9    of    12    Pages
                                                                                    --------   --------
----------------------------------------                                       -------------------------------------


-------- -----------------------------------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Steel Partners II, L.P.
-------- -----------------------------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See                                               (a) [x]
         Instructions)                                                                                       (b) [ ]

-------- -----------------------------------------------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

         WC
-------- -----------------------------------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                 [ ]


-------- -----------------------------------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
----------------------- ------ -------------------------------------------------------------------------------------
       NUMBER OF          7    SOLE VOTING POWER
        SHARES
     BENEFICIALLY              537,772
       OWNED BY         ------ -------------------------------------------------------------------------------------
         EACH             8    SHARED VOTING POWER
      REPORTING
        PERSON                 0
         WITH           ------ -------------------------------------------------------------------------------------
                          9    SOLE DISPOSITIVE POWER

                               537,772
                        ------ -------------------------------------------------------------------------------------
                          10   SHARED DISPOSITIVE POWER

                               0
-------- -----------------------------------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         537,772

-------- -----------------------------------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                  [ ]


-------- -----------------------------------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         10.5%

-------- -----------------------------------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON*

         PN
-------- -----------------------------------------------------------------------------------------------------------

                                           *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                         SCHEDULE 13D

----------------------------------------                                       -------------------------------------
CUSIP NO. 871371100                                                            Page    10   of    12    Pages
                                                                                    --------   --------
----------------------------------------                                       -------------------------------------


-------- -----------------------------------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Warren G. Lichtenstein
-------- -----------------------------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See                                               (a) [x]
         Instructions)                                                                                       (b) [ ]

-------- -----------------------------------------------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

         N/A
-------- -----------------------------------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                 [ ]


-------- -----------------------------------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION


         United States
----------------------- ------ -------------------------------------------------------------------------------------
       NUMBER OF          7    SOLE VOTING POWER
        SHARES
     BENEFICIALLY              537,772
       OWNED BY         ------ -------------------------------------------------------------------------------------
         EACH             8    SHARED VOTING POWER
      REPORTING
        PERSON                 0
         WITH           ------ -------------------------------------------------------------------------------------
                          9    SOLE DISPOSITIVE POWER

                               537,772
                        ------ -------------------------------------------------------------------------------------
                          10   SHARED DISPOSITIVE POWER

                               0
-------- -----------------------------------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         537,772

-------- -----------------------------------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                  [ ]


-------- -----------------------------------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         10.5%

-------- -----------------------------------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON*

         IN
-------- -----------------------------------------------------------------------------------------------------------

                                         *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                       -------------------------------
CUSIP NO. 871371100                              Page    11   of    12    Pages
                                                      --------   --------
--------------------------                       -------------------------------



         The following constitutes Amendment No. 6 ("Amendment No. 6") to the
Schedule 13D filed by Wynnefield Partners Small Cap Value, L.P. and its affiliates with the Securities and Exchange Commission on May 7, 1999.

Item 4.  Purpose of Transaction.
------   ----------------------

         Item 4 is hereby amended to add the following:

         On April 16, 2003, the Issuer announced that its board of directors had received a nonbinding indication of interest, from a group (the "Interested Group") including Dennis Zensen, the Issuer's Chief Executive Officer, President and Chairman of the Board, to acquire all outstanding shares of its common stock for $11.00 per share in cash and that the Issuer's board of directors had established a special committee of independent directors to evaluate the proposal and to assess a course of action that is in the best interest of the Issuer and its shareholders.

         The Interested Group's non-binding indication of interest (which was attached as an exhibit to the Interested Group's Schedule 13D dated April 24,
2003) is conditioned upon all or most of the Issuer's 5% stockholders entering into a stock voting agreement pursuant to which they would: (i) agree to vote their shares of common stock in favor of the merger; (ii) grant an irrevocable proxy to Interested Group to vote their shares in favor of the merger; and (iii) agree not to sell or otherwise dispose of their shares of common stock.

         On April 29, 2003, Wynnefield sent a letter to the special committee advising that it would not enter into such a voting agreement nor did it intend to vote in favor the proposed transaction at a price of $11 per share. Wynnfield's letter further stated that Steel Partners had advised Wynnefield that they were in agreement with Wynnefield's position. A copy of Wynnefield's letter is attached as Exhibit 1.

         Steel Partners II, L.P. has further advised Wynnefield Capital, Inc. that it has requested the special committee to provide Steel Partners access to certain confidential information regarding the Issuer subject to an appropriate confidentiality agreement, to permit Steel Partners to determine whether it was interested in submitting a competing offer. The request to be provided confidential information should not necessarily be construed as an indication that Steel Partners has an intention to submit a competing offer. Wynnefield Capital, Inc. is not participating with Steel Partners in its consideration of making an offer to acquire the Issuer.


Item 7. Material to be Filed as Exhibits.
------  --------------------------------

         Exhibit 1   Letter dated April 29, 2003 from [Wynnefield Capital, Inc.]

--------------------------                       -------------------------------
CUSIP NO. 871371100                              Page    12   of    12    Pages
                                                      --------   --------
--------------------------                       -------------------------------


                                   SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: April 30, 2003.

-------------------------------------------------------  ----------------------------------------------------
Wynnefield Partners Small Cap Value, L.P.                Wynnefield Partners Small Cap Value, L.P. I
By: Wynnefield Capital Management, LLC, its General      By: Wynnefield Capital Management, LLC, its
Partner                                                  General Partner

By: /s/ Nelson Obus                                      By: /s/ Nelson Obus
    ---------------                                          ---------------
Co-Managing Member                                       Co-Managing Member

-------------------------------------------------------  ----------------------------------------------------
Wynnefield Small Cap Value Offshore Fund, Ltd.           Wynnefield Capital Management, LLC
By: Wynnefield Capital, Inc.

By: /s/ Nelson Obus                                      By: /s/ Nelson Obus
    ---------------                                          ----------------
President                                                Co-Managing Member

-------------------------------------------------------  ----------------------------------------------------
Wynnefield Capital, Inc.

By: /s/ Nelson Obus                                      /s/ Nelson Obus
    ---------------                                      ---------------
President                                                Nelson Obus

-------------------------------------------------------  ----------------------------------------------------
                                                         Steel Partners II, L.P.
                                                         By: Steel Partners, L.L.C., its General Partner


/s/ Joshua Landes                                        By: /s/ Warren G. Lichtenstein
-----------------                                            --------------------------
Joshua Landes                                            Managing Member

-------------------------------------------------------  ----------------------------------------------------




/s/ Warren G. Lichtenstein
--------------------------
Warren G. Lichtenstein
-------------------------------------------------------  ----------------------------------------------------